Exhibit 99.1

InfoSpace Adds to Senior Management Team

BELLEVUE, Wash. (April 2, 2003) – Following the completion of an in-depth analysis of the InfoSpace (NASDAQ: INSP) business, the Company has begun the process of redefining its focus on core business strategies that will better drive shareholder value, and as part of this process has made several additions to its senior management team.

Approved today by InfoSpace’s Board of Directors, the additions include Kathleen Rae, as president and chief operating officer (COO); David Rostov, as chief financial officer (CFO); and Brian McManus, as executive vice president, search and directory.

“Today’s announcement is a significant development in our effort to sharpen the focus of the Company and enhance our long-term growth and profitability,” said Jim Voelker, chairman, and CEO of InfoSpace, Inc. “The addition of these management team members, all of whom have significant leadership and successful business experience, follows a comprehensive review and analysis of the long-term potential of each of InfoSpace’s business segments. We will focus our collective efforts and resources to build InfoSpace into a long-term player in the Internet space and drive shareholder value. We are pleased to attract this level of talent.”

Ms. Rae was a founding partner of venture firm, Ignition Partners. She served as CFO at NEXTLINK Communications Inc., where she was involved in raising more than $4 billion in capital, including an initial public offering. Ms. Rae also spent nine-years at Alaska Air Group. In her final year, she served as president and CEO of Horizon Air. Ed Belsheim remains a member of the InfoSpace management team as chief administrative officer.

Mr. Rostov replaces Tammy Halstead, who is retiring. Most recently, he was CFO of Apex Learning. Previously, Mr. Rostov was CFO of drugstore.com, a company he joined in its infancy and successfully took public. He also served as CFO for Nextel International.

“We all thank Tammy for her hard work over the past four-and-a-half-years,” said Voelker. “Tammy has been a great team player and will be missed. We wish her all the best in this next phase of her life.”

Mr. McManus, a former CEO of two Seattle-area companies – AccessLine and Intermind, now OneName – assumes responsibility for InfoSpace’s Web search and directory services businesses, as executive vice president, search and directory. Most recently, Mr. McManus served as vice president of corporate development of Internet Service Provider Epoch Internet.

About InfoSpace, Inc.

InfoSpace, Inc. (NASDAQ: INSP) provides wireless and Internet software and application services. The Company develops software technologies that enable customers to efficiently offer a broad array of network-based services under their own brand to any device. InfoSpace corporate information can be found at http://www.infospaceinc.com/.

This release contains forward-looking statements regarding the Company’s management team and objectives. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s Annual Report on Form 10-K, in the section entitled “Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Contacts

InfoSpace, Inc.

Steve Stratz

(425) 709-8167

steve.stratz@infospace.com

Adam Whinston

(425) 201-8946

adam.whinston@infospace.com